Exhibit 4.4

PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of February 19, 2004 (together with all amendments, modifications and supplements, if any, from time to time hereto, this “Agreement”) between the Credit Parties that are signatories hereto (each a “Pledgor” and collectively, the “Pledgors”) and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, in its capacity as trustee (in such capacity, together with its successors and assigns, the “Trustee”) for the benefit of holders of Notes (as defined below) (the “Secured Parties”).

W I T N E S S E T H:

WHEREAS, pursuant to the Indenture, dated as of the date hereof (as from time to time amended, restated, supplemented or otherwise modified, the “Indenture”), by and among Playtex Products, Inc. (“Playtex” or the “Company”), the Persons named therein as Guarantors and the Trustee, the Company intends to issue 8% Senior Secured Notes due 2011 (the “Notes”) and the Guarantors intend to guarantee payment of the Notes and all other Note Obligations (as defined in the Indenture);

WHEREAS, each Pledgor is the record and beneficial owner of the shares of Stock listed in Part A of Schedule I hereto opposite its name and the owner of the promissory notes and instruments listed in Part B of Schedule I hereto opposite its name;

WHEREAS, each Pledgor has agreed to pledge the Pledged Collateral to the Trustee for the ratable benefit of the Secured Parties and such pledge is intended to be a second lien on the Pledged Collateral in accordance with the Intercreditor Provisions of the Indenture (as defined below) and the pledge on the Pledged Collateral granted to the Agent (as defined below) under the Credit Pledge Agreement (as defined below) is intended to be a first lien on the Pledged Collateral in accordance with the Intercreditor Provisions of the Indenture;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.                                       Definitions.  Unless otherwise defined herein, terms defined in the Indenture are used herein as therein defined, and the following shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Agent” means (i) initially, General Electric Capital Corporation in its capacity as Agent for itself and the Lenders (as defined in Credit Pledge Agreement) and (ii) the Credit Agreement Agent under any other Credit Agreement.

“Bankruptcy Code” means title 11, United States Code, as amended from time to time, and any successor statute thereto.

“Credit Pledge Agreement” means (i) the Pledge Agreement, dated as of the date hereof, among the Pledgors thereto and the Agent and (ii) any similar Credit Agreement Security Document securing the Credit Agreement Obligations.

 “Domestic Pledged Entity” means a Pledged Entity that is a Domestic Subsidiary.

“Foreign Pledged Entity” means a Pledged Entity that is a Foreign Subsidiary.

“Intercreditor Provisions of the Indenture” means Article 10 of the Indenture as in effect from time to time.

“Pledged Collateral” has the meaning assigned to such term in Section 2 hereof.

“Pledged Entity” means an issuer of Pledged Shares or Pledged Indebtedness.

“Pledged Indebtedness” means the Indebtedness of any Pledged Entity evidenced by promissory notes and instruments listed on Part B of Schedule I hereto.

“Pledged Shares” means those shares of any Pledged Entity listed on Part A of Schedule I hereto.

“Secured Obligations” has the meaning assigned to such term in Section 3 hereof.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Termination Date” means the date on which all principal of, accrued and unpaid interest and premium and Liquidated Damages (as defined in the Indenture) on the Notes are paid in full and all other Note Obligations, that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium and Liquidated Damages, if any, are paid in full, are paid in full.

2.                                       Pledge.  Each Pledgor hereby pledges to Trustee, and grants to Trustee for the benefit of the Secured Parties, a security interest in all of the following (collectively, the “Pledged Collateral”):

(a)                                  the Pledged Shares and the certificates representing the Pledged Shares (if any), and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; and

(b)                                 such portion, as provided in Section 6(d) below, of any additional shares of stock of a Pledged Entity from time to time acquired by such Pledgor in any manner

(which shares shall be deemed to be part of the Pledged Shares), and the certificates representing such additional shares (if any), and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Stock; and

(c)                                  the Pledged Indebtedness and the promissory notes or instruments evidencing the Pledged Indebtedness, and all interest, cash, instruments and other property and assets from time to time received, receivable or otherwise distributed in respect of the Pledged Indebtedness; and

(d)                                 all additional Indebtedness arising after the date hereof and owing to such Pledgor and evidenced by promissory notes or other instruments, together with such promissory notes and instruments, and all interest, cash, instruments and other property and assets from time to time received, receivable or otherwise distributed in respect of that Pledged Indebtedness.

Notwithstanding the foregoing provisions or any other provision of this Agreement, in no event shall (i) more than 65% (rounded downwards to avoid fractional shares) of the issued and outstanding shares of a class of voting stock of Foreign Subsidiary constitute Pledged Shares or Pledged Collateral hereunder and, if at any time any Pledgor delivers to the Agent or Trustee, on and after the Transfer Date (as defined below), certificates representing more than 65% (rounded downwards to avoid fractional shares) of the issued and outstanding shares of a class of voting stock of any Foreign Subsidiary that is owned by such Pledgor, such excess shares shall not constitute Pledged Shares or Pledged Collateral and shall not be subject to any right of setoff by the Agent, any Lender or the Trustee (ii) any Stock and other securities of Subsidiaries constitute Pledged Shares or Pledged Collateral hereunder to the extent the Applicable Value (defined as the aggregate principal amount, par value or book value as carried by the Company or the market value, whichever is the greatest of such Stock and other securities) (on a Subsidiary-by-Subsidiary basis) is equal to or greater than 20% of the aggregate principal amount of Notes then outstanding.

3.                                       Security for Obligations.  This Agreement secures, and the Pledged Collateral is security for, the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, and performance of all Note Obligations of any kind under or in connection with the Indenture and the Note Security Documents and all obligations of each Pledgor now or hereafter existing under this Agreement including, without limitation, all fees, costs and expenses whether in connection with collection actions hereunder or otherwise (collectively, the “Secured Obligations”).

4.                                       Delivery of Pledged Collateral.  All certificates and all promissory notes and instruments evidencing the Pledged Collateral, if any, shall be delivered to and held by or on behalf of Agent, for itself and the benefit of Lenders, until the Discharge of Credit Agreement Indebtedness and release of Liens, in whole, in respect of any Additional First Lien Obligations, if any (such date, the “Transfer Date”), at which time, all such certificates, promissory notes and instruments, if any, shall be delivered to the Trustee, in accordance with the Intercreditor Provisions of the Indenture.  All Pledged Shares shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Agent and on and after the Transfer Date, to Trustee and all promissory notes or other instruments evidencing the Pledged Indebtedness shall be endorsed by Pledgors, as applicable.

5.                                       Representations and Warranties.  Each Pledgor represents and warrants to Trustee that:

(a)                                  Such Pledgor is, and at the time of delivery of the Pledged Shares to Agent and, on or after the Transfer Date, to the Trustee, will be, the sole holder of record and the sole beneficial owner of such Pledged Collateral pledged by such Pledgor free and clear of any Lien thereon or affecting the title thereto, except for any Lien created by this Agreement and Permitted Prior Liens; such Pledgor is and at the time of delivery of the Pledged Indebtedness to Agent and, on and after the Transfer Date, Trustee, will be, the sole owner of such Pledged Collateral free and clear of any Lien thereon or affecting title thereto, except for any Lien created by this Agreement and Permitted Prior Liens;

(b)                                 All of the Pledged Shares have been duly authorized, validly issued and are fully paid and non-assessable;  and the Pledged Indebtedness has been duly authorized, authenticated or issued and delivered by, and is the legal, valid and binding obligations of, the Company or the Pledged Entities which are Guarantors or Subsidiaries thereof, and no such Pledged Entity is in default thereunder;

(c)                                  Such Pledgor has the right and requisite authority to pledge, assign, transfer, deposit and set over the Pledged Collateral pledged by such Pledgor to Agent, and, on and after the Transfer Date, Trustee as provided herein and in accordance with the Intercreditor Provisions of the Indenture;

(d)                                 None of the Pledged Shares or Pledged Indebtedness has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject;

(e)                                  As of the date hereof, all of the Pledged Shares are presently owned by such Pledgor, and are presently represented by the certificates listed on Part A of Schedule I hereto.  As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Shares;

(f)                                    No consent, approval, authorization or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the pledge by such Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Pledgor, or (ii) for the exercise by Trustee of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as otherwise provided in the Intercreditor Provisions of the Indenture and as may be required in connection with such disposition by laws affecting the offering and sale of securities generally or local law in the case of stock of Foreign Pledged Entities;

(g)                                 The pledge and assignment of the Pledged Collateral pursuant to this Agreement will create a valid second priority Lien on the Pledged Collateral and the delivery of the Pledged Collateral to the Trustee on the Transfer Date will create a first priority perfected security interest in favor of the Trustee for the benefit of the Secured Parties in the Pledged Collateral and the proceeds thereof, securing the payment of the Secured Obligations, subject to no other Lien other than Permitted Prior Liens;

(h)                                 This Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms;

(i)                                     The Pledged Shares constitute (i) 100% of the issued and outstanding shares of Stock of each Domestic Pledged Entity owned by such Pledgor, and (ii) 65% of the issued and outstanding shares of Stock of each Foreign Pledged Entity owned directly by such Pledgor; and

(j)                                     Except as disclosed on Part B of Schedule I, none of the Pledged Indebtedness is subordinated in right of payment to other Indebtedness (except for the Credit Agreement Obligations and the Notes) or subject to the terms of an indenture.

The representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Agreement.

6.                                       Covenants.  Each Pledgor covenants and agrees that until the Termination Date:

(a)                                  Without the prior written consent of Trustee, such Pledgor will not sell, assign, transfer, pledge, or otherwise encumber any of its rights in or to the Pledged Collateral, or any unpaid dividends, interest or other distributions or payments with respect to the Pledged Collateral or grant a Lien (other than Permitted Prior Liens) in the Pledged Collateral, unless otherwise expressly permitted by the Indenture;

(b)                                 Such Pledgor will, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such actions, as Trustee from time to time may reasonably request in order to ensure to Trustee for the ratable benefit of the Secured Parties the benefits of the Liens in and to the Pledged Collateral intended to be created by this Agreement, including the filing of any necessary Code financing statements, which may be filed by Trustee without the signature of such Pledgor, and will cooperate with Trustee, at such Pledgor’s expense, in obtaining all necessary approvals and making all necessary filings under federal, state, local or foreign law in connection with such Liens or any sale or transfer of the Pledged Collateral;

(c)                                  Except as provided in the Intercreditor Provisions of the Indenture, such Pledgor has and will defend the title to the Pledged Collateral and the Liens of Trustee in the Pledged Collateral against the claim of any Person and will maintain and preserve such Liens; and

(d)                                 Such Pledgor will, upon obtaining ownership of any additional Stock of a Pledged Entity or promissory notes or instruments (other than promissory notes and instruments the fair market value of which does not exceed $250,000 in the aggregate),  which Stock, notes or instruments are not already Pledged Collateral, promptly (and in any event within three (3) Business Days) deliver to Trustee a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Schedule II hereto (a “Pledge Amendment”) in respect of any such additional Stock, notes or instruments, pursuant to which such Pledgor shall pledge to Trustee (subject to Section 2 hereof) all of such additional Stock, notes and instruments.  Such Pledgor hereby authorizes Trustee to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares and Pledged Indebtedness listed on any Pledge Amendment delivered to Trustee shall for all purposes hereunder be considered Pledged Collateral.

7.                                       Pledgor’s Rights.  As long as no Event of Default shall have occurred and be continuing and until written notice shall be given to such Pledgor in accordance with Section 8(a) hereof:

(a)                                  Such Pledgor shall have the right, from time to time, to vote and give consents with respect to the Pledged Collateral, or any part thereof for all purposes not inconsistent with the provisions of this Agreement, the Indenture or any Note Security Document; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing in any material respect the position or interest of Trustee in respect of the Pledged Collateral or which would authorize, effect or consent to (unless and to the extent expressly permitted by the Indenture):

(i)                                     the dissolution or liquidation, in whole or in part, of a Pledged Entity;

(ii)                                  the consolidation or merger of a Pledged Entity with any other Person;

(iii)                               the sale, disposition or encumbrance of all or substantially all of the assets of a Pledged Entity, except for Liens in favor of Trustee and Permitted Prior Liens;

(iv)                              any change in the authorized number of shares, the stated capital or the authorized share capital of a Pledged Entity or the issuance of any additional shares of its Stock unless pledged pursuant to Section 6(d) hereof; or

(v)                                 the alteration of the voting rights with respect to the Stock of a Pledged Entity in a manner which is materially adverse to the Trustee or which has a material adverse effect on the rights or remedies of the Trustee;

(b)                                 the Trustee shall execute and deliver to such Pledgor or cause to be executed and delivered to such Pledgor, all such proxies, power of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights it is entitled to exercise pursuant to clause (a) above;

(c)                                  (i)                                     Such Pledgor shall be entitled, from time to time, to collect and receive for its own use all cash dividends and principal and interest paid in respect of the Pledged Shares and Pledged Indebtedness to the extent not in violation of the Indenture other than any and all: (A) dividends and interest paid or payable other than in cash in respect of any Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral; and (B) dividends and other distributions paid or payable in cash in respect of any Pledged Shares in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of a Pledged Entity; provided, however, that until actually paid all rights to such distributions shall remain subject to the Lien created by this Agreement; and

(ii)                                  all dividends and principal and interest (other than such cash dividends and interest as are permitted to be paid to such Pledgor in accordance with clause (i) above) and all other distributions in respect of any of the Pledged Shares or Pledged Indebtedness, whenever paid or made, shall be delivered to Agent and, on and after the Transfer Date, to Trustee to hold as Pledged Collateral and shall, if received by such Pledgor, be received in trust for the benefit of Agent and the Trustee, be segregated from the other property or funds of such Pledgor, and be forthwith delivered to Agent and, on and after the Transfer Date, to the Trustee as Pledged Collateral in the same form as so received (with any necessary endorsement), in each case in accordance with the Intercreditor Provisions of the Indenture.

8.                                       Defaults and Remedies; Proxy.

Except as otherwise provided in the Intercreditor Provisions of the Indenture:

(a)                                  Upon the occurrence of an Event of Default and during the continuation of such Event of Default, and concurrently with written notice to each applicable Pledgor, Trustee (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon, to sell in a commercially reasonable manner in one or more sales after ten (10) days’ notice of the time and place of any public sale or of the time at which a private sale is to take place (which notice each Pledgor agrees is commercially reasonable) the whole or any part of the Pledged Collateral and to otherwise act with respect to the Pledged Collateral as though Trustee was the outright owner thereof.  Any such sale shall be made at a public or private sale at Trustee’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as Trustee may deem fair, and Trustee may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of any Pledgor or any right of redemption.  Each such sale shall be made to the highest bidder, but Trustee reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate.  Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of Trustee.  PLEDGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS TRUSTEE AS THE PROXY AND

ATTORNEY-IN-FACT OF SUCH PLEDGOR WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE THE PLEDGED SHARES, WITH FULL POWER OF SUBSTITUTION TO DO SO.  THE APPOINTMENT OF TRUSTEE AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE.  IN ADDITION TO THE RIGHT TO VOTE THE PLEDGED SHARES, THE APPOINTMENT OF TRUSTEE AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED SHARES WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY PLEDGED SHARES ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED SHARES OR ANY OFFICER OR TRUSTEE THEREOF), UPON THE OCCURRENCE OF AN EVENT OF DEFAULT AND DURING THE CONTINUATION THEREOF.  NOTWITHSTANDING THE FOREGOING, TRUSTEE SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO.

(b)                                 If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Pledged Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to Trustee, in its discretion, that the proceeds of the sales of the whole of the Pledged Collateral would be unlikely to be sufficient to discharge all the Secured Obligations, Trustee may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after ten (10) days’ notice to, on behalf of the applicable Pledgor.

(c)                                  If, at any time when Trustee shall determine to exercise its right to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), Trustee may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as Trustee may deem necessary or advisable in accordance with applicable securities laws and otherwise in a commercially reasonable manner, but subject to the other requirements of this Section 8, and shall not be required to effect such registration or to cause the same to be effected.  Without limiting the generality of the foregoing, in any such event, Trustee in its discretion (x) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (y) may approach and negotiate with a single possible purchaser to effect such sale, and (z) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or any part thereof.  In addition to a private sale as provided above in this Section 8, if any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 8, then Trustee shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

(i)                                     as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale;

(ii)                                  as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including restrictions on future transfer thereof;

(iii)                               as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about the applicable Pledgor and such Person’s intentions as to the holding of the Pledged Collateral so sold for investment for its own account and not with a view to the distribution thereof; and

(iv)                              as to such other matters as Trustee may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Law and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(d)                                 Each Pledgor recognizes that Trustee may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (c) above.  Each Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.  Trustee shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Pledged Entity to register such securities for public sale under the Act, or under applicable state securities laws, even if any Pledgor and any Pledged Entity would agree to do so.

(e)                                  Each Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and each Pledgor waives the benefit of all such laws to the extent it lawfully may do so.  Each Pledgor agrees that it will not interfere with any right, power and remedy of Trustee provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Trustee of any one or more of such rights, powers or remedies.  No failure or delay on the part of Trustee to exercise any such right, power or remedy and no notice or demand which may be given to or made upon any Pledgor by Trustee with respect to any such remedies shall operate as a waiver thereof, or limit or impair Trustee’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against any Pledgor in any respect.

(f)                                    Each Pledgor further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to Trustee, that Trustee shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 8 shall be specifically enforceable against each Pledgor, and each Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

9.                                       Waiver.  No delay on Trustee’s part in exercising any power of sale, Lien, option or other right hereunder, and no notice or demand which may be given to or made upon any Pledgor by Trustee with respect to any power of sale, Lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair Trustee’s right to take any action or to exercise any power of sale, Lien, option, or any other right hereunder, without notice or demand, or prejudice Trustee’s rights as against any Pledgor in any respect.

10.                                 Assignment.  Trustee may assign, indorse or transfer any instrument evidencing all or any part of the Secured Obligations as provided in, and in accordance with, the Indenture, and the holder of such instrument shall be entitled to the benefits of this Agreement.

11.                                 Termination.

(a)                                  Immediately following the Termination Date, Trustee shall deliver to each Pledgor the Pledged Collateral pledged by such Pledgor at the time subject to this Agreement and all instruments of assignment executed in connection therewith, to the extent it then holds such Pledged Collateral or instruments, free and clear of the Liens hereof, except as otherwise provided herein, all of such Pledgor’s obligations hereunder shall at such time terminate.  Trustee agrees, at such Pledgor’s expense, to promptly authorize and deliver to such Pledgor any UCC-3 financing statements or other documents necessary to evidence the termination of the lien created hereby upon such termination.

(b)                                 A Pledgor shall automatically be released from its obligations hereunder and the security interests in the Pledged Collateral of such Pledgor shall be automatically released (i) upon the consummation of any transaction expressly permitted by the

Indenture (and which would not result in an Event of Default) as a result of which all of the Pledged Entities of such Pledgor ceases to be Subsidiaries of the Company, or (ii) otherwise as is permitted in accordance with the terms of the Indenture.

(c)                                  Upon any sale or other transfer by any Pledgor of any Pledged Collateral that is expressly permitted under the Indenture (and which would not result in an Event of Default) to any Person that is not the Company or a Guarantor, or upon any release of the security interest granted hereby as is permitted in accordance with the terms of the Indenture, the security interest in such Collateral shall be automatically released, subject to the Intercreditor Provisions of the Indenture.

(d)                                 In connection with any release of Pledged Collateral of a Pledgor pursuant to paragraph (b) or (c) of this Section 11, the Trustee shall execute and deliver to such Pledgor at such Pledgor’s sole expense all documents that such Pledgor shall reasonably request to evidence such release.  Any execution and delivery of documents pursuant to this Section 11 shall be without recourse to or warranty by the Trustee.

12.                                 Lien Absolute.  All rights of Trustee hereunder, and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)                                  any lack of validity or enforceability of the Indenture, any Note Security Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any Note Security Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(c)                                  any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d)                                 the insolvency of the Company or any Guarantor; or

(e)                                  any other circumstance which might otherwise constitute a defense available to, or a discharge of, such Pledgor or any other Pledgor.

13.                                 Release.  Each Pledgor consents and agrees that Trustee may at any time, or from time to time, in its discretion, in accordance with the terms of the Indenture:

(a)                                  renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Secured Obligations; and

(b)                                 exchange, release and/or surrender all or any of the Collateral (including the Pledged Collateral), or any part thereof, by whomsoever deposited, which is now or may hereafter be held by Trustee in connection with all or any of the Secured Obligations; all in such manner and upon such terms as Trustee may deem proper, and without notice to or further assent from Pledgor, it being hereby agreed that such Pledgor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount of Notes outstanding under the Indenture, or any other agreement governing any Secured Obligations.  Each Pledgor hereby waives notice of acceptance of this Agreement, and also presentment, demand, protest and notice of dishonor of any and all of the Secured Obligations, and promptness in commencing suit against any party hereto or liable hereon, and in giving any notice to or of making any claim or demand hereunder upon such Pledgor.  No act or omission of any kind on Trustee’s part shall in any event affect or impair this Agreement.

14.                                 Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Pledgor or any Pledged Entity for liquidation or reorganization, should any Pledgor or any Pledged Entity become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of a Pledgor’s or a Pledged Entity’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

15.                                 Miscellaneous.

(a)                                  Trustee may execute any of its duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

(b)                                 Subject to any limitations in the Indenture, each Pledgor agrees to promptly reimburse Trustee for reasonable documented out-of-pocket expenses, including, without limitation, reasonable counsel fees, incurred by Trustee in connection with the administration and enforcement of this Agreement.

(c)                                  Neither Trustee, nor any of its respective officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(d)                                 THIS AGREEMENT SHALL BE BINDING UPON EACH PLEDGOR AND ITS SUCCESSORS AND ASSIGNS (INCLUDING A DEBTOR-IN-POSSESSION ON BEHALF OF A PLEDGOR), AND SHALL INURE TO THE BENEFIT OF, AND BE ENFORCEABLE BY, TRUSTEE AND ITS SUCCESSORS AND ASSIGNS, AND SHALL BE GOVERNED BY, AND CONSTRUED AND

ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND NONE OF THE TERMS OR PROVISIONS OF THIS AGREEMENT MAY BE WAIVED, ALTERED, MODIFIED OR AMENDED EXCEPT IN WRITING DULY SIGNED FOR AND ON BEHALF OF TRUSTEE AND EACH PLEDGOR.

16.                                 Severability.  If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

17.                                 Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other a communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person or sent by overnight delivery with a national courier service, or registered or certified mail, return receipt requested, with proper postage prepaid, or by facsimile transmission and confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided herein:

(a)                                  If to Trustee, at:

Wells Fargo Bank Minnesota, National Association

Corporate Trust Services

213 Court Street, Suite 703

Middletown, CT 06457

Attention: Joseph P. O’Donnell

Fax No.: (860) 704-6219

With copies to:

Latham & Watkins LLP

885 Third Ave. Suite 1000

New York, NY 10019

Attention: Carlos Alvarez

Fax No.: (212) 751-4864

If to a Pledgor, at:

Playtex Products, Inc.

300 Nyala Farms Road

Westport, Connecticut  06880

Telecopier No.:  (203) 341-4260

Attention: Chief Financial Officer

With a copy to:

Hass Wheat & Partners, L.P.

300 Crescent Court

Suite 1700

Dallas, TX 75201

Attention: Todd Robichaux

Telecopier No.:  (214) 871-8316

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 17, (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid, or (d) when delivered, if hand-delivered by messenger.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

18.                                 Section Titles.  The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

19.                                 Counterparts.  This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.

20.                                 Benefit of holders of Note Obligations.  All security interests granted or contemplated hereby shall be for the benefit of holders of Note Obligations, and all proceeds or payments realized from the Pledged Collateral in accordance herewith shall be applied to the Note Obligations in accordance with the terms of the Indenture.

21.                                 Intercreditor Provisions of the Indenture.  Notwithstanding any other provision of this Agreement, the security interest of the Trustee granted hereunder and the performance by the Trustee of its obligations under this Agreement and the exercise of its rights hereunder is subject in all respects to the Intercreditor Provisions of the Indenture

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PLEDGORS:	PLAYTEX PRODUCTS, INC.

	By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President and Chief Financial Officer

PERSONAL CARE HOLDINGS, INC.

	By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President and Chief Financial Officer

PERSONAL CARE GROUP, INC.

	By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President and Chief Financial Officer

PLAYTEX INTERNATIONAL CORP.

	By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President and Chief Financial Officer

TH MARKETING CORP.

	By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President and Chief Financial Officer

TRUSTEE:	WELLS FARGO BANK MINNESOTA,
NATIONAL ASSOCIATION, as Trustee

	By:	/s/ Joseph P. O’Donnell
	Name:	Joseph P. O’Donnell
	Title:	Assistant Vice President

Signature Page to Pledge Agreement

S-1

SCHEDULE I

PART A

PLEDGED SHARES

Grantor	Stock Issuer	Class of Stock	Stock Certificate Nos.		Par Value	No. of Shares	Percentage of Outstanding Shares Pledged
Playtex Products, Inc.	Carewell Industries, Inc.	Common	12		Without par value	130.2	100%
Personal Care Holdings, Inc.	Personal Care Group, Inc	Common	2		$.01 per share	1000	100%
Playtex Products, Inc.	Personal Care Holdings, Inc.	Common	2		$.01 per share	1000	100%
TH Marketing Corp.	Playtex Foreign Sales Corporation	Common	3		Without par value	650	65%
Playtex Products, Inc.	Playtex International Corp.	Common	3		$.01 per share	100	100%
Playtex Products, Inc.	Playtex Investment Corp.	Common	4		$.01 per share	1000	100%
Playtex Products, Inc.	Playtex Manufacturing, Inc.	Common	2		$.01 per share	100	100%
Personal Care Group, Inc.	Playtex Products (Australia) PTY Ltd.	Common	2		$.01 per share	2	65%
Playtex Products, Inc.	Playtex Sales & Services, Inc.	Common	2		$.01 per share	100	100%
Playtex Products, Inc.	Smile-Tote, Inc.	Common	3		Without par value	1000	100%
Playtex Products, Inc.	Sun Pharmaceuticals Corp.	Common	4		$.01 per share	100	100%
Playtex International Corp.	Playtex Limited	Common	37		$.01 per share	55	65%
Playtex International Corp.	TH Marketing Corp.	Common	3		$.01 per share	1000	100%
Playtex Products, Inc.	Playtex Enterprise Risk Mgmt., Ltd.	Common	N/A	(1)	$1.00 per share	120,000	65%

(1)                                  Non-certificated.

Execution Version

PART B

PLEDGED INDEBTEDNESS

None.

SCHEDULE II

PLEDGE AMENDMENT

This Pledge Amendment, dated                 ,     is delivered pursuant to Section 6(d) of the Pledge Agreement referred to below.  All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Pledge Agreement.  The undersigned hereby certifies that the representations and warranties in Section 5 of the  Pledge Agreement are and continue to be true and correct, both as to the promissory notes, instruments and shares pledged prior to this Pledge Amendment and as to the promissory notes, instruments and shares pledged pursuant to this Pledge Amendment.  The undersigned further agrees that this Pledge Amendment may be attached to that certain Pledge Agreement, dated February 19, 2004, between undersigned, as Pledgor, the other Pledgors named therein, and Wells Fargo Bank Minnesota, National Association, as Trustee, (as amended, restated or otherwise modified, the “Pledge Agreement”) and that the Pledged Shares and Pledged Indebtedness listed on this Pledge Amendment shall be and become a part of the Pledged Collateral referred to in said  Pledge Agreement and shall secure all Secured Obligations referred to in said Pledge Agreement on the terms and conditions contained in the Pledge Agreement.  Without limiting the generality of the foregoing, the undersigned hereby grants to the Trustee, for the benefit of the holders of Note Obligations, a security interest in all of the promissory notes, instruments and shares listed in this Pledge Amendment.

By:
Name:
Title:

Name and Address of Pledgor	Pledged Entity	Class of Stock	Certificate Number(s)	Number of Shares

Pledged Entity	Initial Principal Amount	Issue Date	Maturity Date	Interest Rate